Exhibit 99.1

Sorrento Provides Status Update on the Cynviloq™ Registrational

TRIBECA™ Study

San Diego, CA (Jan. 12, 2015) — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), an oncology company developing new treatments for cancer and associated pain, announced today that over 80 patients randomized in the ongoing TRIBECA™ (TRIal establishing bioequivalence [BE] between Cynviloq™ and Albumin-bound paclitaxel*) registrational trial have been dosed. Sorrento intends to continue enrolling all qualified patients in the current screening process and anticipates having the “last patient in” by the end of January. Patients were recruited globally from over 20 sites in USA, Eastern Europe, and Asia. The initial safety assessment from treated patients revealed no unexpected adverse events and the data is consistent with the toxicity profile reported in the literature with albumin-bound paclitaxel.

Previously, Sorrento announced positive pharmacokinetic (PK) data from the first eight (8) patients enrolled in the TRIBECA study. Based on our reported positive data, sample size estimates suggest that only 53 patients are needed to meet regulatory guidelines for BE.

“We are pleased with the imminent completion of the TRIBECA study” said Henry Ji, Ph.D., President and Chief Executive Officer of Sorrento. “Our plan is to continue to enroll patients until the end of January to have a robust safety database of patients treated with Cynviloq (paclitaxel nanoparticle polymeric micelle) at 260 mg/m2 infused over 30-minutes. The completion of patient enrollment in January will allow us to make topline pharmacokinetic results available in March, and facilitate the planned NDA submission to the FDA seeking marketing approval for Cynviloq.”

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Sorrento’s most advanced asset Cynviloq™, the next-generation nanoparticle paclitaxel, commenced its registrational trial in March 2014 and is being developed under the abbreviated 505(b)(2) regulatory pathway. Sorrento is also developing RTX, a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat terminal cancer patients suffering from intractable pain. The company has made significant advances in developing human monoclonal antibodies, complemented by a comprehensive and fully integrated antibody drug conjugates (ADC) platform that includes proprietary conjugation chemistries, linkers and toxic payloads. Sorrento’s strategy is to enable a multi-pronged approach to combating cancer with small molecules, mono- and bi-specific therapeutic antibodies, ADCs and CAR.TNK™ cells.

The company recently signed a definitive agreement with NantWorks to form a global joint venture – “The Immunotherapy Antibody JV” company- to focus on next generation cancer and autoimmune diseases immunotherapies. Sorrento also entered into a definitive agreement with Conkwest, Inc., a privately-held immuno-oncology company developing proprietary Neukoplast®, a Natural Killer (NK) cell-line based therapy, to jointly develop next generation CAR.TNK (Chimeric Antigen Receptor Tumor-attacking Neukoplast®) immunotherapies for the treatment of cancer. The CAR.TNK technology platform combines Conkwest’s proprietary Neukoplast cell line with Sorrento’s proprietary G-MAB® fully human antibody technology and CAR designs to further enhance the potency and targeting of Neukoplast. Under the terms of the agreement, Sorrento and Conkwest will establish an exclusive global strategic collaboration focused on accelerating the development of CAR.TNK cell lines for the treatment of hematological malignancies as well as solid tumors. Both companies will jointly own and share development costs and revenues from any developed CAR.TNK cell line products.

*Abraxane® (paclitaxel albumin-bound particles for injectable suspension) (albumin-bound), registered trademark of and marketed by Celgene Corp.

Cynviloq, G-MAB, CAR.TNK, Chimeric Antigen Receptor Tumor-attacking Neukoplast and TNK are trademarks owned by Sorrento Therapeutics, Inc.

Neukoplast, Neukopanel and NK-92 are trademarks owned by Conkwest, Inc.

Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about Sorrento’s Cynviloq registrational trial; Sorrento’s advances made in developing RTX and human monoclonal antibodies using its proprietary G-MAB fully human antibody technology, if any; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2013, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Sorrento Contact:

Mr. George Uy

EVP & Chief Commercial Officer

Sorrento Therapeutics, Inc.

guy@sorrentotherapeutics.com

T: + 1 (661) 607-4057